EXHIBIT 99.1

Community Capital Corporation to Increase Loan Loss Provision in First Quarter 2008

GREENWOOD, S.C., April 4, 2008 (PRIME NEWSWIRE) -- Community Capital Corporation (Nasdaq:CPBK), parent company of CapitalBank, today announced that due to an increase in nonperforming loans it expects to record a provision for loan losses in the first quarter of 2008 of $2.0 million and intends to write down $1.3 million in loans. As a result of the larger than normal provision, the company expects to report earnings for the first quarter ended March 31, 2008, of between $0.15 and $0.20 per share.

William G. Stevens, President and CEO of Community Capital Corporation and CapitalBank stated, "We believe that our core fundamentals remain strong and that these moves are prudent in light of the current and forecasted economic environment. As the residential development and construction market continues to deteriorate, we are confident that reserving for potential write-downs while maintaining our strong capital position is paramount in securing the long term success of our company.

"While we are certainly disappointed in these actions and the resulting impact on short term earnings, we are confident that we have the necessary processes in place to identify and manage problem loans. Our management team has been and will continue to be aggressive in this process. However, the small number of loans involved is evidence that the issues are not systemic."

In the first quarter of 2008, nonperforming loans are expected to increase by approximately $15.0 million, primarily as a result of deterioration in three lending relationships totaling $13.1 million. The addition of these loans to nonaccrual status reversed approximately $222,000 in interest accruals. Nonperforming loans are estimated to be 2.6% of total loans.

The company expects to report first quarter earnings following the close of business on April 16, 2008.

Community Capital Corporation is the parent company of CapitalBank, which operates 18 community oriented branches throughout upstate South Carolina that offer a full array of banking services, including a diverse wealth management group. Additional information on CapitalBank's locations and the products and services offered are available at www.capitalbanksc.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

CONTACT:  Community Capital Corporation
          R. Wesley Brewer, Executive Vice President/CFO
            864-941-8290
            wbrewer@capitalbanksc.com
          Lee Lee M. Lee, Controller/VP of Investor Relations
            864-941-8242
            llee@capitalbanksc.com
          www.comcapcorp.com